Exhibit 99.1

For Release at 8:00 AM EST on Thursday, January 19, 2012

Gasco Energy Provides Operations Update

DENVER — (PR Newswire) — January 19, 2012 — Gasco Energy, Inc. (NYSE Amex: GSX) today provided an interim operations update on its Riverbend Project in Utah’s Uinta Basin and on its California projects in the San Joaquin Basin.

Riverbend Project Operations Update

Green River Oil Well Completion Operations

In December 2011, Gasco reached total depth in the Green River Formation on two wells, the Federal #34-19G-9-19 [100% working interest (WI) / 79.3% net revenue interest (NRI)] and the Federal #23-30-G-9-19 (100% WI / 72.8% NRI).  Successive completion operations for the wells commenced in mid-January and completion fluid flow back and production testing are underway.

The Federal #34-19G-9-19 well, a 5,574-foot vertical producer, was successfully completed in three stages in the oil-bearing Green River Formation.

The Federal #23-30-G-9-19 well, a 5,473-foot vertical producer, was successfully completed in four stages in the oil-bearing Green River Formation.

Both wells are performing as anticipated.  Gasco expects to provide further well updates once production testing has been completed.

Natural Gas Completion Operations

During Q4-11, Gasco recompleted three gross wells (2.25 net) natural gas wells to target up-hole pay zones in exiting wellbores.  As of January 12, 2012, Gasco operated 133 gross wells.  Gasco currently has an inventory of 15 operated wells with up-hole recompletions and has one Upper Mancos well awaiting initial completion activities.  The Company contracts drilling rigs as needed and does not currently have a rig under contract at this time.

Quarterly Production

Estimated cumulative net production for the quarter ended December 31, 2011 was 870.1 million cubic feet equivalent (MMcfe), a 23.7% decrease from Q4-10 production of 1,140 MMcfe, and a 6.5% decline from sequential Q3-11 production of 930.3 MMcfe Approximately 50% of the of the 6.5% decline in sequential quarterly equivalent production is attributed to pigging operations in the third-party midstream company’s gathering lines. The remaining 50% is due to high line pressures before the gathering system was pigged and the normal decline associated with tight sand reservoirs.  The gathering system operator has devised a more rigorous maintenance plan, including regular pigging operations to better manage line pressures and to provide for improved volume throughput.

Gasco had decreased liquids volumes due to pigging operations, high line pressures, workover operations, and normal production declines.  Gasco produced approximately 7,871 barrels of liquids during Q3-11.  This compares to 8,424 barrels of liquids production during Q3-11, or a 6.6% decrease.

Natural gas volumes of 822.9 MMcf for Q4-11 were down 6.5% sequentially, as compared to 879.8 MMcf in Q3-11.

Annual Production

Estimated cumulative net production for the year-ended December 31, 2011 was 3,867 MMcfe, a decrease of 11.1% over 2010’s production of 4,348 MMcfe.  The year-over-year decrease in production is the result of reduced completions of up-hole zones during 2011, third-party gathering system throughput issues and normal production decline expected from existing wells.

Gasco Energy Net Production Detail

	Three-months Ended			% Change		Year- Ended		% Change
Period-over-Period Comparison	Dec. 31, 2011*	Sept. 30, 2011	Dec. 31, 2010	Sequential Quarter	Quarter- over- Quarter	Dec. 31, 2011*	Dec. 31, 2010
Natural Gas / MMcf	823	880	982	-6.5%	-16.2%	3,647	4,105	-11.1%
Oil / MBbls	7.9	8.4	10.2	-6.6%	-22.5%	36.8	40.5	-9.1%
Natural Gas Equivalents / MMcfe	870	930	1,043	-6.5%	-16.6%	3,867	4,348	-11.1%

*Includes preliminary production estimates for the fourth quarter of 2011

California Projects Update

Willow Springs

The Company was informed by the Willow Springs operator that the spud date of the initial well is delayed due to a later-than-expected rig release from the well the rig is currently drilling.  The operator also informed Gasco that it expects the rig to be on location later in January.  The Willow Springs location has the conductor set allowing for drilling to commence once the rig move and rig up are completed.  To accommodate the slightly delayed spud date, Gasco granted the operator a 31-day extension in which to commence drilling operations.

Northwest McKittrick

The operator of this shallow oil prospect continues to work with the California State Agencies to acquire the appropriate permits.  While some progress has been made, final approval is still pending from Federal and California agencies.

Antelope Valley Trend

The operator of these oil and liquids-rich prospects is currently processing the 3D seismic data.  Gasco’s agreement with its operator requires that the initial earning well be spud during the first half by July 1, 2012.

Gasco continues to develop new prospects and acquire acreage along the west side of the San Joaquin Basin.  The new prospects are a continuation of the structural and stratigraphic geologic model that Gasco has been working for the past nine years that has yielded recent success along the west side as demonstrated by discoveries and field development by other operators with similar geologic models.

About Gasco Energy

Denver-based Gasco Energy, Inc. is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region.  Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases.  Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations.  To learn more, visit http://www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

Forward-looking Statements

Certain statements set forth in this press release relate to management’s future plans, objectives and expectations.  Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco’s future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.  In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “believe,” or “continue” or the negative thereof or similar terminology.  Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken.  Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco’s actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result.  Some of the key factors that may cause actual results to vary from those Gasco expects include the consummation of recently announced asset sales on a timely basis; inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in Gasco’s cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; fluctuations in natural gas and oil prices; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; Gasco’s ability to manage interest rate and commodity price exposure; changes in Gasco’s borrowing arrangements; the condition of credit and capital markets in the United States; and other risks described under (1) Part I, “Item 1A— Risk Factors,” “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Item 7A—Quantitative and Qualitative Disclosure About Market Risk” and elsewhere in Gasco’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 2, 2011, and (2) Gasco’s reports and registration statements filed from time to time with the SEC.

Any of these factors could cause Gasco’s actual results to differ materially from the results implied by these or any other forward-looking statements made by Gasco or on its behalf.  Gasco cannot assure you that its future results will meet its expectations.  When you consider these forward-looking statements, you should keep in mind these factors.  All subsequent written and oral forward-looking statements attributable to Gasco, or persons acting on its behalf, are expressly qualified in their entirety by these factors.  Gasco’s forward-looking statements speak only as of the date made.  Gasco assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.